Subsidiaries

Subsidiary	Jurisdiction of Organization	Authorized Equity	Outstanding Equity	Tax Treatment

Glori Holdings Inc.	Delaware	10,000 shares of Common Stock	Glori Energy Inc. – 10,000 shares of Common Stock	Corporation

Glori Oil (Argentina) Limited	Delaware	10,000 shares of Common Stock	Glori Energy Inc. – 1,000 shares of Common Stock	Corporation

Glori California Inc.	Delaware	1,000 shares of Common Stock	Glori Energy Inc. – 1,000 shares of Common Stock	Corporation

Glori Canada Ltd.	Alberta	Unlimited Common Shares	Glori Energy Inc. – 100%	Corporation*

Glori Oil S.R.L.**	Republic of Argentina	N/A – expressed in terms of ownership percentage	Glori Oil (Argentina) Limited – 97.62% Glori Energy Inc. = 2.38%	Corporation *

ООО Глори Энерджи***	Russian Federation	N/A – expressed in terms of ownership percentage	Glori Energy Inc. – 100%	Corporation*

* Taxable entity in the applicable foreign jurisdiction (not a pass-through).

** Glori Oil S.R.L. does not conduct any business and is in the process of being dissolved.

*** ООО Глори Энерджи is a newly formed entity that has not yet begun operations.

1.	The Company has entered into a non-binding Term Sheet with JVP Management Ltd. to form a new Russian joint venture company, which will be a separate entity from the Company’s existing Russian subsidiary, ООО Глори Энерджи. However, the new JV entity has not yet been formed, and no agreements have been entered into between JVP Management Ltd. and the Company or its Affiliates in connection with the proposed JV (other than the Term Sheet).